Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE FINISH LINE, INC.
(Exact name of Registrant as specified in its charter)

Indiana	35-1537210
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3308 North Mitthoeffer Road
Indianapolis, Indiana 46235
(Address of Principal Executive Offices)   (Zip Code)

THE FINISH LINE, INC. 2009 INCENTIVE PLAN
(Full title of plan)

Gary D. Cohen
Chief Administrative Officer & Secretary
3308 North Mitthoeffer Road
Indianapolis, Indiana 46235
(Name and address of agent for service)

Telephone number, including area code, of agent for service:   317-899-1022

Copy to:

Curt W. Hidde
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN 46204
317-231-7707

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, no par value per share (3)	6,500,000 Shares	$8.13	$52,845,000	$2,949
(1)
Any additional shares of Class A Common Shares and Class B Common Shares to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a).

(2)
Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices per share of the Class A Common Shares of The Finish Line, Inc. as reported on the NASDAQ Stock Exchange on July 17, 2009.

(3)
A total of 6,500,000 Class A Common Shares and Class B Common Shares, in the aggregate, may be offered and sold pursuant to The Finish Line, Inc. 2009 Incentive Plan. There is no trading market for the Class B Common Shares.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in The Finish Line, Inc. 2009 Incentive Plan (the “Plan”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by The Finish Line, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

(b)	(i)	Quarterly Report on Form 10-Q for the fiscal quarter ended May 30, 2009.

(ii)
Current Reports on Form 8-K filed by the Company on July 23, 2009; July 9, 2009; June 22, 2009; June 4, 2009; April 28, 2009; April 14, 2009; and March 24, 2009; and all other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act by the Company since February 28, 2009.

(c)
The description of the Company’s Class A Common Shares is contained in the Current Report on Form 8-K filed with the Commission on August 10, 2004, together with any amendment or report filed with the Commission for the purpose of updating such description.

We also incorporate by reference all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, as of the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

DESCRIPTION OF CLASS B COMMON SHARES

The Company has two classes of common shares (the “Common Shares”), the Class A Common Shares and the Class B Common Shares. The Class A Common Shares are registered under Section 12 of the Exchange Act and are listed on the NASDAQ Stock Exchange under the symbol “FINL.” The Class B Common Shares are not publicly traded and are not registered under Section 12 of the Exchange Act. The Class A Common Shares and Class B Common Shares are identical in all respects, except with respect to voting and that each Class B Common Share is convertible into one share of Class A Common Share under certain specified circumstances, which are discussed below. The following is a description of the Class B Common Shares.

Voting Rights. Generally, the holders of the Class A Common Shares and the Class B Common Shares vote together as a single group on all matters on which the holders of Common Shares are entitled to vote. On all such matters, each outstanding Class A Common Share is entitled to one vote and each outstanding Class B Common Share is entitled to ten votes; provided, however, that, so long as the Class A Common Shares are then listed for trading on the NASDAQ Stock Market or other national securities exchange, if on the record date for determining shareholders entitled to vote on any matter on which the Class A Common Shares and Class B Common Shares vote together as a single class, the aggregate vote associated with the Class B Common Shares exceeds forty-one percent of the total voting power of the Common Shares, then the number of votes for each outstanding Class B Common Share is proportionately reduced for that matter so that the aggregate voting power of the outstanding Class B Common Shares represents forty-one percent of the total voting power of the outstanding Common Shares (but the number of votes for a Class B Common Share will not be reduced below one vote).

In addition to any other voting rights or power to which the holders of either Class A Common Shares or Class B Common Shares are entitled, the holders of each are entitled by the Indiana Business Corporation Law to vote as a separate class on certain transactions. In general, these rights to vote as a separate voting group apply to any proposals to amend the Restated Articles of Incorporation, to engage in a merger or share exchange, to redomesticate the Company to another jurisdiction, or to approve a resolution regarding voting rights for control shares acquired in a control share acquisition (within the meaning of the Indiana Business Corporation Law), if the proposed changes would cause any of the following consequences:

(i)	Increase or decrease the aggregate number of authorized shares of the class;
(ii)	Effect an exchange or reclassification of all or part of the shares of the class into shares of another class;
(iii)	Effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class;
(iv)	Change the designation, rights, preferences, or limitations of all or part of the shares of the class;
(v)	Change the shares of all or part of the class into a different number of shares of the same class;
(vi)	Create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class;
(vii)
Increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class;

(viii)	Limit or deny an existing preemptive right of all or part of the shares of the class; or
(ix)	Cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

These separate class voting rights, however, do not limit the power of the Board of Directors to amend the Restated Articles of Incorporation without any shareholder approval, in certain circumstances, to determine the preferences, limitations, voting and other relative rights of a class or series of shares.

Voting by each class as a separate voting group is also required to approve a plan of entity conversion or if the shares of one class are to be issued as a share dividend to holders of another class.

With respect to any matter entitling the holders of the Class A Common Shares and Class B Common Shares to vote as a separate class, the holders are entitled to one vote per share at a meeting where a quorum is present. Generally, a quorum is a majority of the votes entitled to be cast on the matter by the voting group and the matter is approved if the votes cast in favor of the matter exceed the votes cast in opposition. With respect to voting rights for “control shares” under the Indiana Control Share Acquisitions Statute, however, a majority of all votes entitled to be cast by the voting group is required for approval.

Also, except with respect to the provisions in the Company’s Restated Articles of Incorporation with respect to certain transactions that would result in a change in control or with respect to certain business combinations, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding voting shares, voting together as a single class, is required to alter, amend or repeal any provision in the Restated Articles of Incorporation. However, an amendment requires only the affirmative vote as is required by law and any other provisions of the Articles of Incorporation or the Bylaws of the Corporation if the amendment has been approved by at least two-thirds of the members of the Board of Directors and, if there is an “interested shareholder” (as defined in the Restated Articles of Incorporation), two-thirds of the “continuing directors” (as defined in the Restated Articles of Incorporation) provided there are at least three continuing directors. Generally, the IBCL provides that shareholder approval of an action requires only that the votes in favor of the action exceed the number of shares voted against the action.

Dividend Rights. Subject to preferences that may apply to preferred shares outstanding at the time, holders of the Class A Common Shares and Class B Common Shares are entitled to any dividend declared by the Board of Directors out of assets or funds legally available for this purpose. The Class A Common Shares and Class B Common Shares have equal rights with respect to dividends and other distributions in cash, shares or property of the Company. If distributions are paid in Common Shares, only Class A Common Shares may be distributed with respect to Class A Common Shares and only Class B Common Shares may be distributed with respect to Class B Common Shares, unless the Board of Directors determines that it is more desirable to distribute Class A Common Shares with respect to Class B Common Shares, in which case the number of Class A Common Shares distributed will equal the number of Class B Common Shares that otherwise would have been distributed.

Conversion Rights. The Class A Common Shares are not convertible. The Class B Common Shares are convertible into Class A Common Shares in the following circumstances:

(1)	Each Class B Common Share may be converted at any time at the option of the holder into one Class A Common Share.

(2)
Each Class B Common Share will be converted automatically into a Class A Common Share upon a transfer thereof to any person other than a Permitted Transferee as defined in the Restated Articles of Incorporation. If a holder of Class B Common Shares is a natural person, Permitted Transferees include, subject to certain limitations specified in the Restated Articles of Incorporation, the following: (i) the person’s spouse; (ii) the lineal descendants of a great grandparent of the holder or the holder’s spouse (“Descendants”); (iii) the trustee of a trust for the benefit of the holder, the holder’s spouse or the Descendants or a charitable organization; (iv) a charitable organization established by the holder or

Descendant; (v) an Individual Retirement Account; (vi) a pension, profit sharing or other plan in or for which the holder is a participant or a beneficiary; or (vii) an entity owned by the holder, holder’s spouse or the Descendants. The Company’s Restated Articles of Incorporation include additional definitions of Permitted Transferees for situations in which the holder is a trustee, nominee, entity, estate or donee of a gift.

(3)
If a holder of Class B Common Shares acquired the shares after July 23, 2009, at a time when the holder was an employee or director of the Company or any of its majority-owned or wholly owned subsidiaries, then each Class B Common Share held by the holder or the holder’s Permitted Transferees will automatically convert to a Class A Common Share upon the holder’s death or termination of employment or service with the Company or the subsidiaries.

(4)	On the day after the date of the Company’s annual meeting of shareholders to be held in 2012, each Class B Common Share will convert automatically into a Class A Common Share.

Preemptive or Similar Rights. Holders of the Common Shares are not entitled to preemptive or other similar rights to purchase any of the Company’s securities.

Right to Receive Liquidation Distributions. Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the Common Shares are entitled to receive ratably the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred shares then outstanding.

Restrictions on Transfer. Generally, the Restated Articles of Incorporation prohibit a holder of Class B Common Shares, or the holder of a beneficial interest in Class B Common Shares, from voluntarily or involuntarily transferring, selling, assigning, devising or bequeathing the Class B Common Shares or the beneficial interest in those shares to anyone other than a Permitted Transferee.

Classification of the Board of Directors. Pursuant to the provisions of the Company’s Bylaws, the Company’s Board of Directors is divided into three classes, as nearly equal in number as the total number of directors permits. The term of one of the three classes expires each year.

ARTICLE AND BYLAW PROVISIONS AFFECTING CHANGES IN CONTROL

Certain provisions of the Company’s Restated Articles of Incorporation and Bylaws could have the effect of delaying, deferring or preventing a change in control of the Company. Those provisions are described in the following paragraphs.

DUAL CLASS STRUCTURE

The Company has two classes of common stock, the Class A Common Shares and the Class B Common Shares. As of the date of the filing of this Registration Statement, all of the Class B Common Shares are held by the Company’s three founders (Alan H. Cohen, Larry J. Sablosky and David I. Klapper) and certain affiliates (collectively, the “Founders”). Each Class B Common Share entitles the holder of record to ten votes for each share held, while each Class

A Common Share, which entitles the record holder to only one vote per share. The Common Shares do not have cumulative voting rights with respect to the election of directors.

The Founders, as a result of their ownership of Class B Common Shares, have collectively had significant voting power at all times since the initial public offering of the Company’s Class A Common Shares. As of the date of this Registration Statement, the Founders’ collective voting control is approximately 41%. The Company’s dual class stock structure has essentially prevented, or made highly unlikely, any action requiring shareholder approval that one or more of the Founders did not support, including actions that may have effected a change in control of the Company. The Company’s dual class stock structure will be phased out over the next three years, with all outstanding Class B Common Shares being automatically converted into Class A Common Shares on the day after the Company’s annual shareholders’ meeting in 2012.

Other provisions of Indiana law and the Company’s Restated Articles of Incorporation and Bylaws also impose restrictions on the acquisition of control of the Company, and those provisions are discussed below.

OTHER RESTRICTIONS ON ACQUISITION OF THE COMPANY

In addition to the Company’s dual class stock structure, the Restated Articles of Incorporation and Bylaws, and certain provisions of Indiana law, also impose restrictions on acquisitions of control of the Company, and those provisions are described below.

State Law. Several provisions of the Indiana Business Corporation Law (“IBCL”) could affect the acquisition of the Company’s Common Shares or otherwise affect the control of the Company. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as the Company and an “interested shareholder,” defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the Board of Directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to restrictions in the Restated Articles of Incorporation. In general, the price requirements contained in the IBCL may be more stringent than those imposed by the Company’s Restated Articles of Incorporation. However, the procedural restraints imposed by the Company’s Restated Articles of Incorporation are somewhat broader than those imposed by the IBCL. These provisions are discussed below in more detail. Also, the provisions of the IBCL may change at some future date, but the relevant provisions of the Company’s Restated Articles of Incorporation may only be amended by an 80% vote of the shareholders of the Company.

In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person makes a tender offer for, or otherwise acquires, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the “Control Share Acquisitions Statute”). Under the Control Share Acquisitions Statute, if an acquiror purchases shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then the acquiror cannot vote the shares that take the acquirer over a level of ownership specified in the statute until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), has approved the rights of the acquiror to vote the shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. The Company, however, is subject to this statute.

The IBCL specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may, but need not be, issued to shareholders on a pro rata basis.

The IBCL specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed”. In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Also, under the IBCL, effective July 1, 2009, a public company must have a staggered board of directors, unless the company elects to affirmatively opt-out of such requirement by July 31, 2009. The Company’s bylaws currently provide for a staggered board of directors, but its Restated Articles of Incorporation do not provide for a staggered board. See “Classification of the Board of Directors” above. The Company has not yet made a decision about whether it will opt out of this provision. If the Company does not opt out, the Indiana statute will mandate a staggered board for the Company and the Company will not be able to eliminate its staggered board by amending its bylaws.

Provisions in the Company’s Restated Articles of Incorporation. The Restated Articles of Incorporation include certain provisions, in addition to the Company’s dual class stock structure and the provisions of Indiana state law discussed above, that may be viewed as having an “anti-takeover” effect in that they could reduce the Company’s vulnerability to hostile takeover attempts and certain other transactions that have not been negotiated with, and approved by, the Company’s Board of Directors.

AUTHORIZED PREFERRED SHARES

In addition to common shares, the Restated Articles of Incorporation authorize the issuance of up to 1,000,000 preferred shares, none of which has been issued. The Board of Directors has the sole authority to establish the relative rights, preferences, restrictions and limitations of the preferred shares if and when they are issued, including, but not limited to, price, voting rights, dividend rights, liquidation rights and redemption rights. The preferred shares, like any currently unissued common shares, are available for issuance by the Board of Directors for any proper corporate purpose. Preferred shares, subject to certain limits imposed by NASDAQ, could be issued without shareholder approval and without first offering them to existing shareholders.

CUMULATIVE VOTING

The Restated Articles of Incorporation provide that there shall be no cumulative voting by shareholders of any class or series in the election of directors of the Company.

REMOVAL OF DIRECTORS

The Restated Articles of Incorporation provide that, subject to the rights of any outstanding preferred shares, a director may be removed only for cause and upon the affirmative vote of a majority of the members of the Board of Directors whose removal is not sought and the affirmative vote of the holders of a majority of the voting power of all the Company’s shares entitled to vote generally in the election of directors, voting together as a single class.

ADVANCE NOTICE PROVISIONS

The Restated Articles of Incorporation require advance notice for shareholder nominations for the election of directors in accordance with the provisions of the Bylaws. The Bylaws’ advance notice provisions are discussed below.

SUPERMAJORITY VOTE FOR CERTAIN BUSINESS COMBINATIONS

In addition to the business combination provisions in Chapter 43 of the IBCL discussed above, the Restated Articles of Incorporation impose, in certain circumstances, requirements in addition to the Chapter 43 affirmative vote requirements. These requirements, which are discussed in the following paragraph, apply unless a majority of the continuing directors approves a transaction or a purchase of shares before the shareholder becomes an interested shareholder, and the transaction is approved by a majority of the continuing directors before it is consummated.

An “interested shareholder” is defined as a person who (i) beneficially owns 10% or more of the voting power of the outstanding voting shares, (ii) is an affiliate or associate of the Company (as defined in the SEC rules) and within the previous two years has beneficially owned more than 10% of the voting power of the outstanding shares or (iii) is an assignee or other successor to any voting shares beneficially owned by an interested shareholder within the previous two years if the assignment or succession did not involve a public offering of the shares.

A “continuing director” is a director who is unaffiliated with the interested shareholder and was a member of the Board of Directors prior to the time that the shareholder became an interested shareholder.

The requirements also do not apply to certain business combinations that do not involve any cash or other consideration being received by the Company’s shareholders solely in their capacity as shareholders of the Company.

The Restated Articles of Incorporation require the affirmative vote of at least 80% of the voting power of the outstanding voting shares, voting as a single class, in the following situations:

•
any merger or consolidation of the Company or any of its subsidiaries with an interested shareholder or with a corporation, limited liability company or other entity that, after such merger or consolidation, would be an affiliate of the interested shareholder;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Company or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% of the combined assets of the Company and its subsidiaries;

•
any issuance or transfer by the Company or any of its subsidiaries to any interested shareholder, or any affiliate of an interested shareholder, in exchange for cash, securities or other property having an aggregate fair market value equally or exceeding 25% of the combined assets of the Company and its subsidiaries, except pursuant to an employee benefit plan of the Company or any of its subsidiaries; or

•
any reclassification of securities or recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries, that has the effect of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Company or any subsidiary that is beneficially owned by any interested shareholder or any affiliate of any interested shareholder.

ADDITIONAL REQUIREMENTS FOR CERTAIN CHANGE IN CONTROL TRANSACTIONS

The Restated Articles of Incorporation also require that, in addition to the vote otherwise provided in the Restated Articles of Incorporation, that a majority of the continuing directors must approve the following transactions that, when consummated, would result in a change of control of the Company:

•	any proposal by the Board of Directors to remove a director;

•	any amendment to the Company’s Bylaws to provide that Chapter 42 of the IBCL (Control Share Acquisitions) shall not apply to the Company;

•	any other amendment to the Company’s Bylaws; and

•	any proposal by the Board of Directors to amend the Restated Articles of Incorporation (this condition can be satisfied only if there are at least three continuing directors).

SUPERMAJORITY VOTE FOR AMENDMENTS TO THE RESTATED ARTICLES OF INCORPORATION

Under the Restated Articles of Incorporation, the affirmative vote of at least 80% of the voting power of all outstanding voting shares, voting together as a single class, is required to alter, amend or repeal the business combination provisions discussed above. In addition, the Restated Articles of Incorporation require the affirmative vote of at least two-thirds of the voting power of outstanding voting shares, voting together as a single class, to alter, amend or repeal any other provision of the Articles of Incorporation, unless such amendment was previously approved by at least two-thirds of the members of the Board of Directors. In such an event, the proposed amendment shall only require the affirmative shareholder vote as is required by the IBCL (typically a plurality or a majority vote) or as otherwise specified in the Articles.

PROVISIONS OF THE COMPANY'S BYLAWS

The Company’s Bylaws also include certain provisions that may be considered to have an anti-takeover effect. Those provisions are described below.

CLASSIFIED BOARD OF DIRECTORS

The Bylaws provide for the Board of Directors to be divided into three classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, with the term of office of one class expiring each year.

ADVANCE NOTICE REQUIREMENTS

The Bylaws currently include advance notice procedures for shareholder nominations of candidates for election as directors and shareholder proposals of business to be presented at annual meetings of shareholders. These procedures provide that notice of such shareholder nominations or proposals must be given timely and in proper written form to the Secretary of the Company prior to the meeting at which the shareholder nominee or such business is to be considered. Generally, to be timely, notice must be given not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s meeting. To be in proper written form, the notice must contain the information required by the Bylaws, including information regarding the proposal and the proponent.

The advance notice provisions in the Bylaws also: (i) require shareholders submitting proposals to be shareholders of record at both the time of giving the notice and at the time of the annual meeting and be entitled to vote at the annual meeting; (ii) require that the notice include the text of the proposal or business, including the text of any resolutions or Bylaw amendments proposed for consideration, and the name and business and residence addresses of the shareholder proposing the business and any Shareholder Associated Person on whose behalf the nomination or proposal is made (the term “Shareholder Associated Person” is defined to include any person who controls the shareholder or is acting in concert with the shareholder, any person who is the beneficial owner of the shares held of record or beneficially by the shareholder, and any person controlling, controlled by or under common control with the Shareholder Associated Person); (iii) require that the notice include information on any derivative positions held by the shareholder, any Shareholder Associated Person or any person to be nominated, and information on hedging or other transactions with respect to the Company’s shares; and (iv) clarify that shareholders must comply with applicable requirements of the Securities Exchange Act of 1934.

The Bylaws also include provisions relating to the nomination of directors in certain circumstances when the size of the Board has been increased.

The advance notice requirements and director nomination provisions may have the effect of discouraging a potential acquiror from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of the Company.

SPECIAL MEETINGS OF SHAREHOLDERS

The Bylaws do not grant shareholders the right to call a special meeting of shareholders. Under the Bylaws, a special meeting may be called only by a majority of the members of the Board of Directors.

AMENDMENT OF BYLAWS

The Bylaws provide that the Board of Directors has the exclusive power to make, alter, amend and repeal the Bylaws. Therefore, shareholders do not have such authority.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 10 of the Company’s Restated Articles of Incorporation and Article 9 of its Bylaws provide for (i) mandatory indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or by reason of any action alleged to have been taken or omitted in such capacity and (ii) permissive indemnification of any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Company. Indemnification under the Restated Articles of Incorporation and Bylaws will not be required or permitted where a determination is made by the Board of Directors that indemnification of the director, officer, employee or agent is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in the Restated Articles of Incorporation and Bylaws.

Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding if: (i) the Company receives a written affirmation of the director’s or officer’s good faith belief that the director or officer has met the standard of care described in the Restated Articles of Incorporation and Bylaws; (ii) the Company receives an unconditional written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized in the Restated Articles of Incorporation and Bylaws; and (iii) a determination is made that the facts known to those making the determination would not preclude indemnification under this provision. The expenses incurred by other employees and agents may be paid in advance upon such terms and conditions as the Board of Directors deems appropriate.

The Company has entered into, and the shareholders of the Company ratified, separate but identical indemnity agreements (the “Indemnity Agreements”) with each director of the

Company and certain officers of the Company (the “Indemnitees”). Pursuant to the terms and conditions of the Indemnity Agreements, the Company has agreed to indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her arising out of or in connection with any event or occurrence related to Indemnitee’s service or capacity as a director or officer of the Company, or his or her service at the request of the Company as a director, officer, manager, member, trustee, agent or fiduciary of certain other entities, provided that such claim is not for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state law.

The Indemnity Agreements provide that so long as no appropriate reviewing party has determined that the expenses sought to be advanced arise out of, or were based upon a claim in which the Indemnitee failed to meet the standard of conduct, an Indemnitee is entitled to advancement of expenses under the Indemnity Agreement if the Indemnitee submits a:

•	written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct; and

•	an unconditional written statement undertaking to repay the amount to the Company if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

The Company has purchased a policy of directors’ and officers’ liability insurance that insures directors and officers of the Company against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions.

Section 23-1-37 et seq. of the IBCL provides for “mandatory indemnification,” unless limited by the articles, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 23-1-37-10 of the IBCL states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director’s good faith belief that the director acted in good faith and reasonably believed the actions were in the best interest of the corporation if the proceeding is a civil proceeding. If the proceeding is criminal, the director must furnish a written affirmation that the director had reasonable cause to believe he or she was acting lawfully or the director or officer had no reason to believe the action was unlawful. The director will repay the advance if it is ultimately determined that such director did not meet the standard of conduct required by the IBCL and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the IBCL.

The IBCL permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description
4.1	The Finish Line, Inc. 2009 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 23, 2009)
4.2	Restated Articles of Incorporation of The Finish Line, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 23, 2009)
4.3	Bylaws of The Finish Line, Inc., Amended as of April 23, 2009 (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on April 28, 2009)
5.1	Opinion of Barnes & Thornburg LLP
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page hereto)

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date hereof (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on July 23, 2009.

THE FINISH LINE, INC.

By:	/s/ Glenn S. Lyon
Glenn S. Lyon, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of The Finish Line, Inc. hereby constitutes and appoints each of Gary D. Cohen and Edward W. Wilhelm his or her attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common shares under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

(1) Principal Executive Officer

/s/ Glenn S. Lyon	Chief Executive Officer and Director	July 23, 2009
Glenn S. Lyon

(2) Principal Financial Officer

/s/ Edward W. Wilhelm	Executive Vice President and Chief Financial Officer	July 23, 2009
Edward W. Wilhelm

(3) Principal Accounting Officer

/s/ Beau J. Swenson	Vice President and Chief Accounting Officer	July 23, 2009
Beau J. Swenson

(4) A Majority of the Board of Directors

/s/ Alan H. Cohen	Chairman of the Board of Directors	July 23, 2009
Alan H. Cohen

/s/ David I. Klapper	Director	July 23, 2009
David I. Klapper

/s/ Stephen Goldsmith	Director	July 23, 2009
Stephen Goldsmith

/s/ Bill Kirkendall	Director	July 23, 2009
Bill Kirkendall

/s/ William P. Carmichael	Director	July 23, 2009
William P. Carmichael

/s/ Catherine A. Langham	Director	July 23, 2009
Catherine A. Langham

/s/ Dolores A. Kunda	Director	July 23, 2009
Dolores A. Kunda

EXHIBIT INDEX

Exhibit Number	Description	Location
4.1	The Finish Line, Inc. 2009 Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2009.
4.2	Restated Articles of Incorporation of The Finish Line, Inc.	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2009.
4.3	Bylaws of The Finish Line, Inc., Amended as of April 23, 2009	Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2009.
5.1	Opinion of Barnes & Thornburg LLP	Attached
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm	Attached
23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)	(Included in Exhibit 5.1)
24.1	Powers of Attorney	(Included on the signature page hereto)